EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on  Form S-8 of our report dated June 17, 2005 relating to the financial statements and   management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of American Science and Engineering, Inc., which appears in American Science and Engineering’s annual  Report on Form 10-K for the year ended March 31, 2005.

/s/ PricewaterhouseCoopers LLP
Boston, MA
November, 18, 2005